EXHIBIT 9

UNDERTAKING

            This Undertaking (the "Undertaking") is made and entered into as of the 31st day of March 2003 by US Airways Group, Inc., a Delaware corporation (the "Company") and the Retirement Systems of Alabama Holdings LLC ("RSA"), for the benefit of the Air Transportation Stabilization Board (the "ATSB").

RECITALS

            WHEREAS, RSA is the beneficial owner of 20,652,593 shares of the Class A Common Stock, $1.00 par value per share (the "Class A Common"), of the Company (all of such securities beneficially owned by RSA on the date hereof being referred to herein as, the "Undertaking Securities");

            WHEREAS, the ATSB is entering into a Loan Agreement with the Company, U.S. Airways, Inc., a Delaware corporation, the subsidiary guarantors party thereto from time to time, the lenders party thereto from time to time, Phoenix American Financial Services, Inc. as Loan Administrator, and Bank of America, N.A. as Agent, KHFC Administrative Agent and Collateral Agent (the "Loan Agreement"; capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement) and a Guarantee Agreement (the "Guarantee"), each of even date herewith for the benefit of the Company's subsidiary US Airways, Inc.;

            WHEREAS, the Company is issuing to the ATSB that certain Class A-1 Warrant of even date herewith (the "Warrant") to purchase seven million six hundred thirty five thousand (7,635,000) shares (as adjusted pursuant to the terms of the Warrant, the "Warrant Shares") of Class A Common; and

            WHEREAS, the ATSB has required the execution and delivery of this Undertaking as a condition to entering into the Loan Agreement and the Guarantee.

            NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.         REPRESENTATIONS.

            1.1    The Company represents and warrants that:

            (i)      immediately after giving effect to the Consummation of the Plan, the execution, delivery and performance of this Undertaking and the consummation of the transactions contemplated hereby:  (a) have been duly authorized by all necessary corporate action on the part of the Company; (b) do not and will not violate the articles of incorporation or the by-laws of the Company or any law or any governmental rule or regulation applicable to the Company or order, judgment or decree of any court or other agency of government binding on the Company; (c) do not and will not conflict with or constitute a breach of, or (with due notice or lapse of time or both) default under any Contractual Obligation of the Company, except for such conflict, breach or default that could not reasonably be expected to have a Material Adverse Effect; and (d) do not and will not result in the creation or imposition of any Lien upon any of the properties or assets of the Company;

            (ii)     the execution, delivery and performance of this Undertaking and the consummation of the transactions contemplated hereby do not and will not require any registration with, authorization, approval, consent or order, or notice to, or other action to, with or by, any federal, state or other Governmental Authority or regulatory body or any other Person which is required to be obtained or made prior to the date hereof and which has not previously been obtained or made; and

            (iii)    immediately after giving effect to the Consummation of the Plan, this Undertaking constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws relating to or affecting enforcement of rights of creditors generally, including materiality, reasonableness, good faith and fair dealing, and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

            1.2     RSA represents and warrants that:

            (i)       it is the sole legal and beneficial owner (which for purposes of this Undertaking shall have the meaning provided in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of the Undertaking Securities, free and clear of any and all liens, claims, charges, encumbrances, security interests, options, voting agreements (other than as provided in that certain Investment Agreement, dated as of September 26, 2002 by and between the Company and the Retirement Systems of Alabama, as amended by that certain Amendment No. 1, dated as of January 17, 2003 by and among the Retirement Systems of Alabama, RSA and the Company, as amended by that certain Amendment No. 2, dated March 30, 2003, by and among the Retirement Systems of Alabama, RSA and the Company (as amended, the "Investment Agreement")), or other agreements (including agreements restricting Transfer (as hereinafter defined)) of any kind or nature whatsoever, and, except for the Undertaking Securities, RSA does not beneficially own any other shares of Class A Common of the Company (other than the shares of Class A Common issuable upon exercise of 2,016,819 Class A-1 Warrants of the Company and upon conversion of 5,000,000 shares of Class B Common Stock, $1.00 par value per share, of the Company ("Class B Common"));

            (ii)      the execution, delivery and performance of this Undertaking and the consummation of the transactions contemplated hereby: (a) have been duly authorized by all necessary action on the part of RSA; (b) do not violate the constituent documents of RSA or any law or any governmental rule or regulation applicable to RSA or order, judgment or decree of any court or other agency of government binding on RSA; (c) do not conflict with or constitute a breach of, or (with due notice or lapse of time or both) default under any Contractual Obligation of RSA; (d) do not result in the creation or imposition of any Lien upon any of the properties or assets of RSA; and (e) do not require any registration with, authorization, approval, consent or order, or notice to, or other action to, with or by, any federal, state or other Governmental Authority or regulatory body or any other Person which is required to be obtained or made prior to the date hereof and which has not previously been obtained or made; and

            (iii)      this Undertaking constitutes a valid and binding obligation of RSA, enforceable against RSA in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws relating to or affecting enforcement of rights of creditors generally, including materiality, reasonableness, good faith and fair dealing, and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

2.         RESTRICTIONS AGAINST TRANSFER.

            Subject to Section 4 hereof, until April 1, 2005, RSA shall not, directly or indirectly, offer, sell, assign, transfer, offer to sell, assign or transfer, contract to sell, assign or transfer, pledge or otherwise encumber, grant any option, right or warrant to purchase, grant any rights with respect to, including, but not limited to, the right to vote, grant any interest in or otherwise dispose of, or enter into any transaction that is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) or in any other way reduce RSA's risk of ownership or investment in any of the Undertaking Securities (any of the foregoing hereinafter referred to as a "Transfer"), other than pursuant to or in connection with a transaction or a series of related transactions (an "Approved Transaction") in which the holders of all outstanding shares of Class A Common (including any shares of Class A Common issuable upon exercise of the outstanding Class A-1 Warrants of the Company) are offered the opportunity to participate with respect to all of their shares of Class A Common in such transaction or series of related transactions and the holders (excluding, however, RSA and its affiliates) of greater than sixty-six and two-thirds percent (66⅔%) of the Company's Class A Common (including any shares of Class A Common issuable upon exercise of the outstanding Class A-1 Warrants of the Company) then outstanding (excluding, however, shares held by RSA and its affiliates) have either (a) voted in favor of such transaction or series of related transactions or (b) tendered their shares of Class A Common for sale in such transaction or series of related transactions. The closing of any transaction or series of related transactions shall be simultaneous for the Undertaking Securities and any shares of Class A Common.

            RSA agrees that the Company may instruct its transfer agent to impose Transfer restrictions on the Undertaking Securities to enforce the provisions of this Undertaking.

3.         AGREEMENT OF THE COMPANY.

            (i)      During the Transfer restriction period set forth in Section 2 hereof, if requested by the ATSB, the Company agrees to take commercially reasonable actions to prohibit any Transfer of the Undertaking Securities by RSA on the Company's stock transfer books which does not comply with the provisions of Sections 2 and 4 hereof.

            (ii)     During the Transfer restriction period set forth in Section 2 hereof, if requested by the ATSB, the Company shall use commercially reasonable efforts to impose Transfer restrictions on the Undertaking Securities to enforce the provisions of this Undertaking. Any such Transfer restriction shall be removed after the termination of the effectiveness of Section 2 hereof.

            (iii)    Until September 26, 2007, the Company agrees to comply with the provisions of Sections 5.01 and 5.02 of the Investment Agreement and to enforce its rights thereunder. The Company shall not agree to any waiver or amendment of said terms which waiver or amendment is in any way favorable to RSA without the prior written consent of the ATSB, which consent shall not be unreasonably withheld or delayed.

4.         EXEMPT TRANSFERS.

            Notwithstanding the foregoing restrictions against Transfer set forth in Section 2 above, RSA may make one or more Transfers of Undertaking Securities, provided that the aggregate number of Undertaking Securities subject to such Transfers shall in no event exceed 6,195,778 shares of Class A Common constituting Undertaking Securities, which represent 30% of the Undertaking Securities and shall be adjusted for stock splits, reverse stock splits and other similar actions.

5.         AGREEMENT OF RSA.

            RSA agrees that for so long as it holds any shares of Class B Common, RSA will not, directly or indirectly, in any manner, with respect to the shares of any of the capital stock of the Company over which RSA holds sole or shared power, directly or indirectly, to vote or direct the vote, vote in favor of or consent to (or cause or permit to be voted in favor of or consented to) (i) any acquisition of all or substantially all of the assets of the Company, (ii) any tender or exchange offer, merger or other business combination involving the Company, or (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company, in any of the foregoing cases where the transaction provides or would provide for disparate consideration or economic rights between the holders of the Class A Common and the Class B Common. RSA shall cease to be subject to the restrictions set forth in this Section 5 if the Company effects one or more underwritten public offerings and as a result thereof, RSA's total voting power with respect to all of the shares of the capital stock of the Company with respect to which RSA holds sole or shared power, directly or indirectly, to vote or direct the vote is less than 50% of the aggregate voting power of all of the capital stock of the Company then outstanding entitled generally to vote in the election of directors of the Company. In addition, RSA shall cease to be subject to the restrictions set forth in this Section 5 in the event that the ATSB or any governmental entity or instrumentality which is a successor or assignee of the ATSB (or any trust established for the benefit of the ATSB or any such successor or assignee) ceases to beneficially own (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) any capital stock of the Company or any securities into which the capital stock of the Company is changed or reclassified into or exchanged for as a result of any reclassification, reorganization, merger, consolidation or other transaction.

6.         MISCELLANEOUS.

            6.1       Governing Law.  This Undertaking shall be governed by and construed under the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York, provided that the rights of the ATSB hereunder shall be governed and construed in accordance with Federal law, if and to the extent such Federal law is applicable, and otherwise in accordance with the laws of the State of New York.

            6.2       Amendment and Waiver.  Any provision of this Undertaking may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), or this Undertaking terminated only by the written consent of the parties hereto (and their respective successors and assigns). To the extent that any of the Undertaking Securities are changed or reclassified into, or exchanged for other shares of the Company or any other issuer as a result of any reclassification, reorganization, merger, consolidation or other transaction, RSA shall continue to be subject to the terms and provisions of this Undertaking with respect to such other shares and this Undertaking shall continue in full force and effect.

            6.3      Entire Agreement.  This Undertaking constitutes the entire agreement between the parties relative to the specific subject matter hereof. Any previous agreement among the parties relative to the specific subject matter hereof is superseded by this Undertaking.

            6.4      Successors.  This Undertaking and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon the parties hereto and their respective permitted successors, assigns and legal representatives.

            6.5      Third Party Beneficiaries.  None of the provisions of this Undertaking is intended to provide any rights or remedies to any person or entity other than the ATSB and its successors, assigns and legal representatives.

            6.6      Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth on the signature pages hereto or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto.

            6.7      Severability.  In the event one or more of the provisions of this Undertaking should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Undertaking, and this Undertaking shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein, and the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction, it being intended that all of the rights and privileges of the parties shall be enforceable to the fullest extent permitted by law.

            6.8      Specific Performance.  The parties agree that, to the extent permitted by law, (i) the obligations imposed on them in this Undertaking are special, unique and of an extraordinary character, and that in the event of a breach by any such party, damages would not be an adequate remedy; and (ii) each of the other parties shall be entitled to specific performance and injunctive and other equitable relief in addition to any other remedy to which it may be entitled at law or in equity.

            6.9      Counterparts.  This Undertaking may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            6.10      Term.  The provisions of Sections 2 and 3 of this Undertaking shall terminate upon the earlier to occur of (i) the effectiveness of an Approved Transaction or (ii) the date that the Company and its subsidiaries shall have fully discharged all of their payment and other obligations pursuant to the Loan Agreement.

            The foregoing UNDERTAKING is hereby executed as of the date first above written.

U.S. AIRWAYS GROUP, INC.

By:     /s/ Neal S. Cohen

Name:      Neal S. Cohen

Title:        Executive Vice President-Finance and Chief Financial Officer

Address: 2345 Crystal Drive
                 Arlington, Virginia 22227

RETIREMENT SYSTEMS OF ALABAMA HOLDINGS LLC

By: /s/ William T. Stephens

Name: William T. Stephens

Title:

Address: 135 South Union Street
                 Montgomery, Alabama 36104

ACKNOWLEDGED TO AND AGREED BY:

AIR TRANSPORTATION STABILIZATION BOARD

By: /s/ Daniel G. Montgomery

Name: Daniel G. Montgomery

Title:

Address: 1120 Vermont Avenue, Suite 970
                 Washington, D.C. 20005

With a copy to:
                 United States Department of the Treasury
                 1500 Pennsylvania Avenue, N.W.
                 Washington, D.C. 20220
                 Attn: Deputy Assistant Secretary (Government Financial Policy

[Undertaking Signature Page]